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                                                                     Exhibit 8.1

                               Quarles & Brady LLP
                            411 East Wisconsin Avenue
                               Milwaukee WI 53202

                                __________, 2003

Bank Mutual Bancorp, MHC
Bank Mutual Corporation
Bank Mutual
4949 West Brown Deer Road
Brown Deer, WI  53223

 Re: Federal Tax Opinion on the Bank Mutual Bancorp, MHC Conversion Transaction

Ladies and Gentlemen:

     We are acting as counsel for Bank Mutual Bancorp, MHC, a federal mutual holding company ("MHC"), Bank Mutual Corporation, a federal stock holding company ("BMC"), and Bank Mutual, a federal stock savings association ("Bank"), in connection with the proposed conversion of MHC to a Wisconsin stock corporation (which shall also be named "Bank Mutual Corporation" and is referred to herein as the "Holding Company") through a series of steps (the "Conversion") pursuant to the Plan of Restructuring for the Conversion and Reorganization of Bank Mutual Bancorp, MHC as adopted on April 21, 2003 by the Boards of Directors of MHC and BMC ("Plan"). The Plan is filed as Exhibit 2.1 to Holding Company's Registration Statement under the Securities Act of 1933 on Form S-1 ("Registration Statement") filed with the Securities and Exchange Commission. This opinion is rendered pursuant to Section 25 of the Plan and is referred to in the Prospectus forming part of the Registration Statement. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

     In rendering our opinion, we have examined originals or copies, certified or otherwise, identified to our satisfaction of the Plan, Prospectus, Registration Statement and the Application for Conversion on Form AC filed with the Office of Thrift Supervision, Department of Treasury ("Application") and have, with your permission, relied upon and assumed as correct the factual information contained in, and that the transactions will be completed as described in, the Plan, Prospectus, Registration Statement and Application, the representations as to certain factual matters provided to us by MHC, BMC and Bank, as set forth in certificates of authorized officers of MHC, BMC and Bank, incorporated herein by reference, and such other materials as we have deemed necessary as a basis for our opinion.

     In November of 2000 the Bank (formerly Mutual Savings Bank) reorganized into a mutual holding company form of organization. As part of the reorganization BMC sold or issued a minority interest in its common stock and MHC retained a majority of the BMC common



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Bank Mutual Bancorp, MHC

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stock. MHC currently owns approximately 52.3% of BMC's common stock, and public shareholders own the balance. BMC owns 100% of the outstanding stock of Bank.

     Pursuant to the Plan, the Conversion will be effected as required by the rules and regulations of the Office of Thrift Supervision in the following steps which will be completed contemporaneously:

          (i) BMC will convert into or exchange its charter for an interim federal stock savings bank (which continues to be named BMC);

          (ii) BMC will merge under federal banking law with and into Bank (the "First Merger") with Bank as the surviving entity whereby BMC shareholders will constructively receive shares of Bank common stock in exchange for their BMC common stock;

          (iii) MHC will exchange its charter for an interim federal stock savings bank charter;

          (iv) MHC will merge under federal banking law with and into Bank ("Second Merger") with Bank as the surviving entity whereby the shares of common stock of Bank constructively held by MHC will be canceled and each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a Liquidation Account of Bank in exchange for such person's interest in MHC;

          (v) Bank will establish Holding Company as a first tier stock holding company subsidiary;

          (vi) Immediately after the Second Merger, Holding Company will form and charter Mutual Interim Savings Bank ("Interim") as an interim federal savings bank subsidiary of Holding Company;

          (vii) Immediately after the formation of Interim, Interim will merge under federal banking law with and into Bank ("Bank Merger") with Bank as the surviving entity, whereby Holding Company will become the sole shareholder of Bank and the constructive shareholders of Bank will exchange the shares of Bank common stock constructively received in the First Merger for Holding Company common stock; and

          (viii) Holding Company will offer for sale its common stock in the Offering.

                 In the Conversion each Eligible Account Holder and Supplemental Eligible Account Holder will receive as required by the rules and regulations of the Office of Thrift Supervision non-transferable subscription rights to purchase Holding Company common stock. In the view of RP Financial, LC, the financial advisor to MHC, BMC and the Bank, which view is not binding on the Internal Revenue Service the subscription rights do not have



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Bank Mutual Bancorp, MHC

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any value, based on the fact that these rights are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipient the right only to purchase the common stock at the same price as will be paid by members of the general public in the Offering.

     The Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts in Bank will also receive in the Second Merger as required by the rules and regulations of the Office of Thrift Supervision interests in a Liquidation Account of Bank. The interest in the Liquidation Account of Bank is a prorata ownership interest based on MHC's ownership interest in BMC and the deposit account balances in Bank of the Eligible Account Holders and Supplemental Eligible Account Holders in the net worth of the Bank. This interest may only be realized in the event of a complete liquidation of Bank, which according to the rules and regulations of the Office of Thrift Supervision does not include a merger, consolidation or sale of assets or similar transaction of Bank. The interests in the Liquidation Account in Bank have nominal, if any, fair market value (Paulsen v. Commission, 469 U.S. 131, 139 (1985)).

     On the basis of the information and representations contained in the foregoing materials and assuming the conversion is consummated in the manner described in the Plan, Application and Prospectus included in the Registration Statement, we are of the opinion that:

     1. The conversion of BMC to an interim federal stock savings bank, still referred to as BMC, will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

     2. The First Merger qualifies as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code.

     3. BMC will not recognize any gain or loss on the transfer of its assets to the Bank and the Bank's assumption of its liabilities in the First Merger in exchange for shares of common stock in the Bank which are constructively distributed to the BMC shareholders.

     4. No gain or loss will be recognized by the Bank upon the receipt of the assets of BMC the First Merger.

     5. The basis of the assets of BMC to be received by the Bank in the First Merger will be the same as the basis of such assets in the hands of BMC immediately prior to the First Merger.

     6. The holding period of the assets of BMC to be received by the Bank in the First Merger will include the holding period of those assets in the hands of BMC immediately prior to the First Merger.

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Bank Mutual Bancorp, MHC

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     7. BMC shareholders will not recognize any gain or loss upon their constructive exchange of BMC common stock for Bank common stock in the First Merger.

     8. The conversion of the MHC to an interim federal stock savings bank, still referred to as the MHC, will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

     9. The Second Merger qualifies as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code.

     10. The exchange in the Second Merger of Eligible Account Holders' and Supplemental Account Holders' interests in the MHC for interests in a Liquidation Account established in the Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

     11. In the Second Merger, the MHC will not recognize any gain or loss on the transfer of its assets to the Bank, the Bank's assumption of its liabilities, and the cancellation of the shares of common stock of the Bank constructively received by the MHC in the First Merger.

     12. No gain or loss will be recognized by the Bank upon the receipt of the assets of MHC in the Second Merger.

     13. Eligible Account Holders and Supplemental Account Holders will recognize gain upon the issuance to them of the non-transferable subscription rights to purchase Holding Company common stock and an interest in the Liquidation Account in Bank, but only in an amount which would not exceed the fair market value of the non-transferable subscription rights, if any.

     14. The basis of the assets of the MHC to be received by the Bank will be the same as the basis of such assets in the hands of the MHC immediately prior to the Second Merger.

     15. The holding period of the assets of the MHC to be received by the Bank in the Second Merger will include the holding period of those assets in the hands of the MHC immediately prior to the Second Merger.

     16. The merger of Interim into the Bank in the Bank Merger qualifies as a reorganization with the meaning of Section 368(a)(1)(A) of the Code pursuant to
Section 368(a)(2)(E) of the Code. For these purposes, each of the Bank, the Holding Company, and Interim are "a party to the reorganization" within the meaning of Section 368(b) of the Code.

     17. Interests in the Liquidation Account established at the Bank, and the shares of Bank common stock held by the MHC prior to consummation of the Second Merger, will be disregarded for the purpose of determining that an amount of stock in the Bank which constitutes

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Bank Mutual Bancorp, MHC

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"control" of such corporation was acquired by the Holding Company in exchange for shares of common stock of the Holding Company pursuant to the Bank Merger.

     18. The exchange of shares of Bank common stock for the shares of the Holding Company common stock in the Bank Merger, following consummation of the First Merger and the Second Merger, will satisfy the continuity of interest requirement of Federal Income Tax Regulations Section 1.368-1(b), in the Bank Merger.

     19. In the Bank Merger, Interim will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank common stock and the assumption by the Bank of the liabilities, if any, of Interim.

     20. The Bank will not recognize any gain or loss upon the receipt of the assets of Interim in the Bank Merger.

     21. The Holding Company will not recognize any gain or loss upon its receipt of Bank common stock in exchange for Interim common stock in the Bank Merger.

     22. BMC shareholders other than the MHC (who by virtue of the First Merger will be considered Bank shareholders) (the "Minority Shareholders") will not recognize any gain or loss upon their exchange of Bank common stock solely for shares of Holding Company common stock in the Bank Merger.

     23. The payment of cash in lieu of fractional shares of the Holding Company to the Minority Shareholders will be treated as though the fractional shares were distributed as part of the Bank Merger and then redeemed by the Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares.

     24. Each Minority Shareholder's aggregate basis in his or her Holding Company common stock received in the Bank Merger will be the same as the aggregate basis of the Bank common stock surrendered in the Bank Merger. It is more likely than not that the basis of the Holding Company common stock purchased in the Offering by the exercise of the non-transferable subscription rights will be the purchase price thereof.

     25. Each Minority Shareholder's holding period in his or her Holding Company common stock received in the Bank Merger will include the period during which the Bank common stock surrendered was held (which would include the holding period of such shareholder's ownership of BMC common stock prior to the First Merger), provided that the Bank common stock surrendered (or the BMC common stock surrendered in the First Merger) was a capital asset in the hands of the Minority Shareholder on the date of the exchange. The

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Bank Mutual Bancorp, MHC

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holding period of the Holding Company common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised.

     26. No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company common stock sold in the Offering.

     This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retrospectively. Any change in such authorities or any change in the facts or representations, or any past or future actions by MHC, BMC, Bank or Holding Company contrary to such representations might adversely affect the conclusions stated herein.

     We call your attention to the fact that Quarles & Brady LLP attorneys providing services in connection with the transactions contemplated by the Registration Statement owned an aggregate of approximately 2,018 shares of Bank Mutual Corporation common stock on May 29, 2003.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "The Conversion - Tax Matters" and "Legal Opinions" in the Prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                               Draft

                                         QUARLES & BRADY LLP